Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO.1 (this “Amendment No. 1”), dated as of May 2, 2013, to the Agreement and Plan of Merger, dated as of March 13, 2013 (the “Merger Agreement”), is made by and among Kroenke Sports & Entertainment, LLC, a Delaware limited liability company (“Parent”), KSE Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of Parent (“Merger Sub”), and Outdoor Channel Holdings, Inc., a Delaware corporation (“OUTD”). All capitalized terms that are used but not defined in this Amendment No. 1 shall have the respective meanings ascribed thereto in the Merger Agreement.

WITNESSETH:

WHEREAS, Section 9.13 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

WHEREAS, the Parent Members and the Board of Directors of each of Merger Sub and OUTD have approved the consummation of the business combination provided for in the Merger Agreement as amended by this Amendment No. 1;

WHEREAS, the Parent Members have (i) determined that it is in the best interests of Parent and its members to amend the Merger Agreement as set forth in this Amendment No. 1 and (ii) approved this Amendment No. 1, the execution and delivery of this Amendment No. 1 and the performance by Parent and Merger Sub of the Merger Agreement as amended by this Amendment No. 1 and the consummation of the transactions contemplated thereby;

WHEREAS, the OUTD Board has (i) determined that it is in the best interests of OUTD and its stockholders, and declared it advisable, to enter into this Amendment No. 1 (ii) approved this Amendment No. 1, the execution and delivery of this Amendment No. 1 and the performance by OUTD of the Merger Agreement as amended by this Amendment No. 1 and the consummation of the transactions contemplated thereby, including the Merger, and (iii) resolved to reaffirm the OUTD Board Recommendation; and

WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Amendment No. 1 and (ii) approved Amendment No. 1, the execution and delivery of this Amendment No. 1 and the performance by Merger Sub of the Merger Agreement as amended by this Amendment No. 1 and the consummation of the transactions contemplated thereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and OUTD agree as follows:

ARTICLE I

AMENDMENT TO MERGER AGREEMENT

Section 1.1. Merger Consideration. Section 2.1(a) of the Merger Agreement is hereby amended by replacing, in the definition of Merger Consideration set forth therein, the reference to “$8.75” with “$9.35”.

ARTICLE II

GENERAL PROVISIONS

Section 2.1. No Further Amendment. Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein.

Section 2.2. Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby.

Section 2.3. Counterparts. This Amendment No. 1 may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, and all of which together will be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. For purposes of this Amendment No. 1, facsimile signatures or signatures by other electronic form of transfer shall be deemed originals, and the parties agree to exchange original signatures as promptly as possible.

Section 2.4. Governing Law. This Amendment No. 1 and any claim, controversy or dispute arising under or related thereto, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in Law or in equity, in contract, tort or otherwise, shall be governed by, and construed and interpreted in accordance with, the Laws of the State of Delaware, without regard to its rules regarding conflicts of Law to the extent that the application of the Laws of another jurisdiction would be required thereby.

Section 2.5. Severability. If any term or other provision of this Amendment No. 1 is held to be invalid, illegal or incapable of being enforced by any rule of Law or public policy by a court of competent jurisdiction, all other conditions and provisions of this Amendment No. 1 shall nevertheless remain in full force and effect, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Amendment No. 1. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment No. 1 so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transaction is fulfilled to the extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed by their respective officers thereunto duly authorized, all as of the date first written above.

KROENKE SPORTS & ENTERTAINMENT, LLC

By:	/s/ James A. Martin
Name:	James A. Martin
Title:	President and Chief Executive Officer

KSE MERGER SUB, INC.

By:	/s/ James A. Martin
Name:	James A. Martin
Title:	President

OUTDOOR CHANNEL HOLDING, INC.

By:	/s/ Perry T. Massie
Name:	Perry T. Massie
Title:	Co-Chairman of the Board of Directors

[Signature Page to Amendment No. 1]